Telstra Corporation Limited
ABN 33 051 775 556

Telstra

Dear TESOP Participant

At the Annual Results this year I announced that Telstra intended to buy back around $800 million to $1,000 million worth of Telstra Shares through an off-market buy-back tender process.

The Buy-Back is a conservative and appropriate response to the strength of your company's cash flows and balance sheet and its disciplined capital expenditure program. Our capital management program is very important and complementary to securing ongoing profitable growth and delivering great communications solutions to every customer.

This TESOP Buy-Back Document is sent to you because you have TESOP Shares that are held on trust for you by the TESOP Trustee. In this document, the TESOP Trustee has provided special rules and information about selling your TESOP Shares in the Buy-Back. If you hold other Telstra Shares, you should refer to the Buy-Back booklet for information about selling those Shares in the Buy-Back.

Telstra values the fact that so many of our employees are also Telstra shareholders. It shows a level of staff confidence and commitment that is highly valued and makes Telstra a better company.

The Telstra Board believes that the Buy-Back is beneficial to shareholders. For shareholders who decide to retain their Shares, the Buy-Back is expected to increase the company's earnings per share and return on equity through the overall reduction in capital. For shareholders who sell their Shares, the Buy-Back Price includes a fully franked dividend.

It is important to understand that the financial consequences of selling your TESOP Shares in the Buy-Back depend on your individual circumstances, including your tax position. Importantly, if your TESOP Shares are sold in the Buy-Back you will lose the benefit of your interest free TESOP Loan(s) and you will exit TESOP before you may otherwise have to. If you decide to sell your TESOP 99 Shares in the Buy-Back, you must repay your TESOP 99 Loan up-front. Irrespective of the Buy-Back Price, the proceeds of sale of your TESOP 99 Shares in the Buy-Back will be less than the amount that you must repay.

Participation in the Buy-Back is voluntary. If you want to participate in the Buy-Back you may participate in respect of either or both of your TESOP 97 Shares or TESOP 99 Shares. In each case all of the relevant Shares must be tendered. Alternatively, you may decide to retain all of your TESOP 97 Shares and/or your TESOP 99 Shares in which case, you don't need to do anything.

If you wish to participate in the Buy-Back, you must ensure that the TESOP Share Registry receives your completed TESOP Tender Form(s) no later than 5.00pm Melbourne time on Friday, 14 November 2003. Please note that this is earlier than the close of the Buy-Back Tender Period.

Telstra has set up a TESOP enquiry line to assist you with any questions you may have in relation to the Buy-Back. The number is **1300 303 199** (within Australia) and **+61 (3) 9615 9889** (outside Australia).

You should read this TESOP Buy-Back Document and the accompanying Buy-Back booklet carefully. You should seek professional advice before you ask the TESOP Trustee to tender your TESOP Shares in the Buy-Back.

Yours sincerely

Z. E. Switkowski

**Dr Ziggy Switkowski**
Chief Executive Officer
Telstra Corporation Limited

## Attention

Telstra made loans available to you for your TESOP Shares. Your TESOP Loans do not cost you anything, you do not pay any interest on them, and you do not have to repay them except from the dividends paid on your TESOP Shares and from the proceeds of any sale of your TESOP Shares.

TESOP enables you to sell your TESOP Shares in certain circumstances. The Buy-Back offers you an alternative method to sell your TESOP Shares. You are not obliged to sell your TESOP Shares in the Buy-Back.

If you sell your TESOP 97 Shares or pay out your TESOP 99 Loan in order to sell your TESOP 99 Shares, you are deciding, as the case may be, to exit TESOP 97 and/or TESOP 99 and you will lose the relevant interest free TESOP Loan(s).

If you wish to exit TESOP, it is important to consider whether it is appropriate for you to do so by selling your TESOP Shares in the Buy-Back rather than on-market.

There may be benefits of continued participation in TESOP. These benefits will depend on the future price of Telstra Shares and future dividends on Telstra Shares.

Neither Telstra nor the TESOP Trustee can give you any assurance as to the future price of Telstra Shares or future dividends.

If you have TESOP 99 Shares, the proceeds from the buy-back of those Shares will not cover the amount outstanding on your TESOP 99 Loan. Irrespective of the Buy-Back Price, you must pay more money to Telstra to repay your TESOP 99 Loan than you will receive from the sale of your TESOP 99 Shares in the Buy-Back.

## What is this about?

### Your TESOP Shares

This TESOP Buy-Back Document explains what you should do if you want to sell your TESOP Shares in the Buy-Back.

If you want to sell your TESOP 97 Shares and/or your TESOP 99 Shares in the Buy-Back, you need to ask the TESOP Trustee to tender those TESOP Shares by following the special rules set out in this TESOP Buy-Back Document and the enclosed TESOP Tender Form(s). The TESOP Trustee will then tender those TESOP Shares on the terms and conditions set out in the Buy-Back booklet accompanying this document.

**Please read this TESOP Buy-Back Document and the accompanying Buy-Back booklet carefully. You should seek professional advice before you ask the TESOP Trustee to tender your TESOP Shares in the Buy-Back.**

### What about my other Shares?

This TESOP Buy-Back Document only applies to your TESOP Shares. Please refer to the Buy-Back booklet for information on tendering your other Shares.

## Where can I find more information?

You can find more information about the Buy-Back by:

- reading this TESOP Buy-Back Document and the accompanying Buy-Back booklet;
- referring to www.telstra.com.au/investor for information about the tax consequences of selling your TESOP Shares in the Buy-Back; or
- calling the TESOP enquiry line on **1300 303 199** within Australia or on **+ 61 (3) 9615 9889** if you are calling from outside Australia.

Important dates

| | |
|---|---|
| **TESOP Closing Date** | 5:00pm on Friday, 14 November 2003 |
| **Announcement of Buy-Back Price and number of Shares bought back** | No later than Tuesday, 25 November 2003 |
| **Dispatch/crediting of Buy-Back proceeds completed by** | Friday, 12 December 2003 |

## What is the balance of my TESOP Loan(s)?

If you have TESOP 97 Shares, the balance of your TESOP 97 Loan is shown in Box A of the blue TESOP 97 Tender Form enclosed with this document.

If you have TESOP 99 Shares, the balance of your TESOP 99 Loan is shown in Box A of the green TESOP 99 Tender Form enclosed with this document.

This will be the balance of your TESOP Loan(s) at 31 October 2003, taking into account the payment of dividends on that day, but not taking into account any other payments processed by the TESOP Share Registry after 17 October 2003.

## What should I do if I want to stay in TESOP and keep my interest free TESOP Loans?

You should do nothing. Participation in the Buy-Back is voluntary.

## What must I do if I want to exit TESOP by participating in the Buy-Back?

**TESOP 97:** you must ask the TESOP Trustee to tender **all** (not some) of your TESOP 97 Shares in the Buy-Back by following the special rules set out in this TESOP Buy-Back Document and the blue TESOP 97 Tender Form.

**TESOP 99:** you must repay your TESOP 99 Loan up-front and ask the TESOP Trustee to tender **all** (not some) of your TESOP 99 Shares in the Buy-Back by following the special rules set out in this TESOP Buy-Back Document and the green TESOP 99 Tender Form.

# Your steps to exiting TESOP by participating in the Buy-Back

**If you exit TESOP, there will be important tax consequences for you. You should refer to page 5 of this TESOP Buy-Back Document for an outline of some of the consequences and to www.telstra.com.au/investor for further tax information.**

## TESOP 97

STEP 1 – Read the documents and seek advice
Read this TESOP Buy-Back Document and the accompanying Buy-Back booklet and seek professional advice.

STEP 2 – Decide whether or not to exit TESOP 97 by participating in the Buy-Back
If you decide that you do not want to exit TESOP 97, you should do nothing.

If you decide that you want to exit TESOP 97 by participating in the Buy-Back, you must complete the blue TESOP 97 Tender Form.

STEP 3 – Complete the blue TESOP 97 Tender Form
Complete the blue TESOP 97 Tender Form by asking the TESOP Trustee to tender **all** of your TESOP 97 Shares either:

- as a Final Price Tender; **or**
- at only one of the prices specified on the blue TESOP 97 Tender Form.

For more information about Final Price Tenders, refer to section 1.8 of the Buy-Back booklet.

The number of your TESOP 97 Shares as at 17 October 2003 is shown in Box B of the blue TESOP 97 Tender Form.

STEP 4 – You do not need to repay your TESOP 97 Loan up-front
If your TESOP 97 Shares are sold in the Buy-Back, the TESOP Trustee will repay your TESOP 97 Loan out of the proceeds of the sale on your behalf.

STEP 5 – Sign the completed blue TESOP 97 Tender Form and submit it to the TESOP Share Registry
Your blue TESOP 97 Tender Form must be received by the TESOP Share Registry (at the address provided on the form) before 5.00pm Melbourne time on Friday, 14 November 2003.

## TESOP 99

STEP 1 – Read the documents and seek advice
Read this TESOP Buy-Back Document and the accompanying Buy-Back booklet and seek professional advice.

STEP 2 – Decide whether or not to exit TESOP 99 by participating in the Buy-Back
If you decide that you do not want to exit TESOP 99, you should do nothing.

If you decide that you want to exit TESOP 99 by participating in the Buy-Back, you must complete the green TESOP 99 Tender Form.

STEP 3 – Complete the green TESOP 99 Tender Form
Complete the green TESOP 99 Tender Form by asking the TESOP Trustee to tender **all** of your TESOP 99 Shares either:

- as a Final Price Tender; **or**
- at only one of the prices specified on the green TESOP 99 Tender Form.

For more information about Final Price Tenders, refer to section 1.8 of the Buy-Back booklet.

The number of your TESOP 99 Shares as at 17 October 2003 is shown in Box B of the green TESOP 99 Tender Form.

STEP 4 – You must repay your TESOP 99 Loan up-front
The balance of your TESOP 99 Loan is shown in Box A of the green TESOP 99 Tender Form. You must pay that amount by cheque in accordance with the instructions provided on that form.

STEP 5 – Sign the completed green TESOP 99 Tender Form and submit it to the TESOP Share Registry with the cheque for the balance of your TESOP 99 Loan
Your green TESOP 99 Tender Form must be received by the TESOP Share Registry (at the address provided on the form) before 5.00pm Melbourne time on Friday, 14 November 2003.

The TESOP Closing Date is earlier than the close of the Buy-Back Tender Period

# Your questions answered

## Do I have to pay tax?

**The buy-back of your TESOP Shares may give rise to a tax liability**

The Buy-Back Price will include a fully franked dividend component. You will be required to include the dividend component and franking credit in your assessable income. For example, if the Buy-Back Price is $4.80[1], you could be liable to pay tax of up to 92c per TESOP Share on the dividend component. This potential liability will increase if the Buy-Back Price is greater than $4.80. The amount (if any) of your tax liability on the dividend component will depend, among other things, on your marginal tax rate.

Such a tax liability may not arise if you sell your TESOP Shares on-market.

**The buy-back of your TESOP Shares may give rise to a capital loss for tax purposes**

The amount of the loss may be affected by proposed legislation which at 3 October 2003 was not yet law.

The capital loss may not arise or may be reduced if you sell your TESOP Shares on-market.

**Capital loss may have limited value**

A capital loss can only be used to offset capital gains. Accordingly, the "value" of any capital loss you may make from selling your TESOP Shares in the Buy-Back will depend, among other things, on whether you have, or expect to have, capital gains to offset against that capital loss.

**You need to take into account your personal circumstances**

The relative tax cost or benefit of selling your TESOP Shares in the Buy-Back, rather than selling the shares on-market, will depend on your personal circumstances, including whether you made a tax election for the year in which the relevant shares were acquired, your marginal tax rate and whether you have capital gains to offset capital losses.

As your particular tax treatment will depend on your personal circumstances, it is important that you seek professional tax advice to take into account these circumstances before you ask the TESOP Trustee to tender your TESOP Shares in the Buy-Back.

A detailed outline of the tax treatment of selling your TESOP Shares in the Buy-Back is available at www.telstra.com.au/investor.

## Will all of my tendered TESOP Shares be bought back?

If you follow the special rules set out in this TESOP Buy-Back Document and the TESOP Tender Form(s), and you ask the TESOP Trustee to submit a Final Price Tender or a Tender at a specified price that is at or below the Buy-Back Price determined by Telstra, all of your tendered TESOP Shares will be bought back and you will not be subject to any scale back.[2]

If, however, you ask the TESOP Trustee to submit a Tender at a price above the Buy-Back Price, none of your TESOP Shares will be bought back.

Telstra will determine the Buy-Back Price after the Tender Period for the Buy-Back has closed. For further details, refer to section 1.8 of the Buy-Back booklet.

## What happens if my tendered TESOP Shares are not bought back?

**TESOP 97:** you will not exit TESOP 97. The TESOP Trustee will continue to hold your TESOP 97 Shares on trust for you until your TESOP 97 Loan is repaid or your TESOP 97 Shares are sold in accordance with the TESOP 97 Rules.

**TESOP 99:** as you have repaid your TESOP 99 Loan, all of your TESOP 99 Shares will be transferred to you and you will exit TESOP 99.

## What happens if my TESOP Shares are bought back?

**TESOP 97:** you will exit TESOP 97. The proceeds from the buy-back of your TESOP 97 Shares will first be applied to repay your TESOP 97 Loan. You will then receive the balance of the proceeds (by direct credit if you have current payment instructions with the TESOP Share Registry, or by cheque) in Australian dollars.

[1] $4.80 is an example only. You should not rely on this price as being the Buy-Back Price. See section 1.8 of the Buy-Back booklet accompanying this document for an explanation of how the Buy-Back Price will be determined.

[2] That is, unless Telstra exercises the discretion referred to in section 4.11 of the Buy-Back booklet accompanying this document.

**TESOP 99:** you will exit TESOP 99. You will receive the proceeds from the buy-back of your TESOP 99 Shares (by direct credit if you have current payment instructions with the TESOP Share Registry, or by cheque) in Australian dollars.

The direct crediting of bank accounts and the dispatching of cheques will be completed by Friday, 12 December 2003.

## If I want to sell my TESOP Shares must I do so in the Buy-Back?

The Buy-Back is not the only way of selling your TESOP Shares. You may also ask the TESOP Trustee to sell your TESOP 97 Shares on-market or you may repay your TESOP 97 Loan and/or your TESOP 99 Loan and, after the relevant TESOP Shares have been transferred to you, you may sell them on-market.

The financial consequences of selling your TESOP Shares on-market or in the Buy-Back will depend upon your particular circumstances, including your tax position, the price at which you are able to sell the Shares and any costs associated with the sale.

If you want to exit TESOP, the tax consequences of selling your TESOP Shares in the Buy-Back may be worse than selling the Shares on-market. This is more likely, for example, if you made a tax election for the year in which the relevant Shares were acquired and you are a higher marginal rate taxpayer, particularly, if you do not expect to derive capital gains in the current year or in subsequent years.

The actual proceeds you receive on a sale of TESOP Shares on-market will depend on the future price of Telstra Shares and future dividends paid on Telstra Shares. Of course, Telstra and the TESOP Trustee cannot give you any assurance as to the future price of Telstra Shares or future dividends.

If you want to sell your TESOP Shares on-market you should contact the TESOP Share Registry on **1300 303 199** (within Australia) or **+61 (3) 9615 9889** (outside Australia) for further information.

It is important you seek professional advice before you exit TESOP and as to which method of sale is appropriate for you.

## What are the proceeds of the Buy-Back likely to be?

Set out below are a number of examples, which indicate the Buy-Back proceeds (if any) TESOP Participants may receive from Telstra in certain circumstances.

You should not rely on these examples, as your personal circumstances may be different.

### You need to consider the tax consequences

**You should refer to www.telstra.com.au/investor for further information about the tax consequences of selling your TESOP Shares in the Buy-Back.**

The examples below do not take into account the tax consequences of selling your TESOP Shares in the Buy-Back, in particular, that the buy-back of your TESOP Shares may give rise to a tax liability.

Your particular tax consequences will depend on your personal circumstances. It is important that you seek professional tax advice before deciding to exit TESOP in the Buy-Back.

### Example 1: You have 2500 TESOP 97 Shares

If the balance of your TESOP 97 Loan was $4,183.19, the Buy-Back Price determined by Telstra was $4.80[1], and you asked the TESOP Trustee to tender your TESOP 97 Shares as a Final Price Tender or at or below the Buy-Back Price, you would receive (before tax and after your TESOP 97 Loan is repaid) $7,816.81 from Telstra. For the balance of your own TESOP 97 Loan, refer to the blue TESOP 97 Tender Form.

### Example 2: You have 400 TESOP 99 Shares

**Irrespective of the Buy-Back Price, the proceeds of the buy-back of your TESOP 99 Shares will be less than the amount you must pay up-front to the TESOP Trustee to repay your TESOP 99 Loan.** If the balance of your TESOP 99 Loan was $2,705.22, and the Buy-Back Price was $5.40[2] (the highest price in the range), you would receive (before tax) $2,160.00 from Telstra, which would be

[1] $4.80 is an example only. You should not rely on this price as being the Buy-Back Price. See section 1.8 of the Buy-Back booklet accompanying this document for an explanation of how the Buy-Back Price will be determined.

[2] $5.40 is an example only. You should not rely on this price as being the Buy-Back Price. See section 1.8 of the Buy-Back booklet accompanying this document for an explanation of how the Buy-Back Price will be determined.

$545.22 less than the amount you would have paid up-front to repay your TESOP 99 Loan. If, however, the Buy-Back Price was $4.80[1], and you asked the TESOP Trustee to tender your TESOP 99 Shares as a Final Price Tender or at or below the Buy-Back Price, you would receive (before tax) $1,920.00 from Telstra, which would be $785.22 less than the amount you would have paid up-front to repay your TESOP 99 Loan. For the balance of your own TESOP 99 Loan, refer to the green TESOP 99 Tender Form.

## Can I use the proceeds of the buy-back of my TESOP 97 Shares to repay my TESOP 99 Loan?

No. You cannot use the proceeds of the buy-back of your TESOP 97 Shares to repay your TESOP 99 Loan. If you want the TESOP Trustee to tender your TESOP 99 Shares in the Buy-Back, you must repay your TESOP 99 Loan up-front.

## Can I withdraw my TESOP Tender Form(s)?

Yes, by contacting the TESOP Share Registry on **1300 303 199** (within Australia) and **+ 61 (3) 9615 9889** (outside Australia) to request a TESOP Withdrawal Form. You will need to complete, sign and submit the TESOP Withdrawal Form so that it is received by the TESOP Share Registry (at the address provided on the form) before 5.00pm Melbourne time on Friday, 14 November 2003.

You may not amend your TESOP Tender Form(s). You may only withdraw your TESOP Tender Form(s).

**TESOP 99:** If you withdraw your green TESOP 99 Tender Form, the TESOP Trustee will nevertheless repay your TESOP 99 Loan on your behalf. Once the TESOP 99 Loan has been repaid, all of your TESOP 99 Shares will be transferred to you, and you will exit TESOP 99.

## What happens if my TESOP Tender Form(s) or TESOP Withdrawal Form(s) are late, incomplete or incorrectly completed?

The TESOP Trustee may disregard any incomplete or incorrectly completed TESOP Tender Form or TESOP Withdrawal Form and any TESOP Tender Form or TESOP Withdrawal Form received by the TESOP Share Registry after 5.00pm Melbourne time on Friday, 14 November 2003.

The TESOP Trustee may also disregard any TESOP 99 Tender Form submitted with a cheque that is not honoured when presented.

## Why are my TESOP 97 Shares treated differently to my TESOP 99 Shares?

The proceeds of the buy-back of your TESOP 97 Shares will be sufficient to repay your TESOP 97 Loan, but the proceeds of the buy-back of your TESOP 99 Shares will not. This means that you **do not** need to repay your TESOP 97 Loan up-front, but you **do** need to repay your TESOP 99 Loan up-front if you want the TESOP Trustee to tender those Shares in the Buy-Back.

## Why is the TESOP Closing Date earlier than for other shareholders?

The TESOP Trustee needs additional administration time to tender your TESOP Shares before the close of the Buy-Back Tender Period.

## Can I participate in the Buy-Back if I repay my TESOP Loans before the close of the Tender Period?

Under the TESOP 97 and TESOP 99 Rules, you may repay your TESOP Loans at any time and direct the TESOP Trustee to transfer your TESOP Shares to you.

If you have repaid a TESOP Loan, you are only entitled to participate in the Buy-Back in respect of the relevant TESOP Shares if the Shares were registered in your name on Friday, 17 October 2003, and, in accordance with the SCH Business Rules, the Shares confer an entitlement to participate in the Buy-Back. If you are entitled to participate in the Buy-Back in respect of the Shares that have been transferred to you, you should refer to the Buy-Back booklet.

The TESOP Trustee and Telstra can give no assurance that if you have previously requested the TESOP Shares to be transferred to you under the TESOP 97 or TESOP 99 Rules, the relevant Shares have been registered in your name on or before Friday, 17 October 2003.

[1] $4.80 is an example only. You should not rely on this price as being the Buy-Back Price. See section 1.8 of the Buy-Back booklet accompanying this document for an explanation of how the Buy-Back Price will be determined.

## Definitions

Capitalised terms not defined in this section, have the same meaning as in the Buy-Back Documents.

In this document, unless the context otherwise requires:

**TESOP** means TESOP 97 and/or TESOP 99.

**TESOP 97** means the Telstra Employee Share Ownership Plan 1997.

**TESOP 97 and TESOP 99 Rules** means the TESOP 97 Rules and/or the TESOP 99 Rules.

**TESOP 97 Loan** means the loan from Telstra under TESOP 97.

**TESOP 97 Rules** means the Trust Deed, as varied from time to time, between Telstra and the TESOP Trustee dated 26 September 1997 together with the Loan Rules, as varied from time to time, of the Telstra Employee Share Ownership Plan – Loan Scheme adopted on 26 September 1997.

**TESOP 97 Shares** means the Shares purchased with the TESOP 97 Loan and the Extra Loan 1 for 4 Shares provided to you if you acquired those Shares, which are registered in the name of the TESOP Trustee on 17 October 2003 and held on trust for you under the TESOP 97 Rules.

**TESOP 99** means the Telstra Employee Share Ownership Plan 1999.

**TESOP 99 Loan** means the loan from Telstra under TESOP 99.

**TESOP 99 Rules** means the Trust Deed, as varied from time to time, between Telstra and the TESOP Trustee dated 3 September 1999 together with the Loan Rules, as varied from time to time, of the Telstra Employee Share Ownership Plan II – Loan Scheme adopted on 3 September 1999.

**TESOP 99 Shares** means Shares purchased with the TESOP 99 Loan, which are registered in the name of the TESOP Trustee on 17 October 2003 and held on trust for you under the TESOP 99 Rules.

**TESOP Closing Date** means 5.00pm Melbourne time on Friday, 14 November 2003.

**TESOP Loans** means the TESOP 97 Loan and the TESOP 99 Loan.

**TESOP Participant** means a beneficial holder of TESOP 97 Shares and/or TESOP 99 Shares.

**TESOP Shares** means TESOP 97 Shares and/or TESOP 99 Shares.

**TESOP Share Registry** means the registry of Telstra for TESOP Participants maintained by ASX Perpetual Registrars Limited (ABN 54 083 214 537).

**TESOP Trustee** means Telstra ESOP Trustee Pty Ltd (ACN 080 180 285).